Exhibit 99.5

BENEFICIAL OWNER ELECTION FORM

INSTRUCTIONS

The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to the offering of subscription rights (“Subscription Rights”) to purchase underlying common stock (the “Common Stock”) of Biglari Holdings Inc.

This will instruct you whether to exercise the Subscription Rights to purchase Common Stock distributed with respect to the Common Stock held by you for the account of the undersigned, pursuant to the terms and subject to the conditions set forth in the Prospectus and the related “Instructions for Use of Subscription Certificates.”

Box 1. ☐	Please DO NOT EXERCISE SUBSCRIPTION RIGHTS for Common Stock.

Box 2. ☐	Please EXERCISE SUBSCRIPTION RIGHTS for Common Stock.

	Number of Shares	Subscription Price		Payment
Basic Subscription Privilege	X		=	$
Over Subscription Privilege	X		=	$

Total Payment Required (sum of lines 1 and 2)			=	$

Box 3. ☐	Payment in the following amount is enclosed $ . (This amount must equal the amount set forth under “Total Payment Required” above).

Box 4. ☐	Please deduct payment from the following account maintained by you as follows:

Type of Account		Account No.
Amount to be deducted:	$

Signature(s)

Please type or print
name(s) below:

Date: , 2013